N E W S  from Summit Bancshares, Inc.

For Immediate Release	For Information Contact:
April 12, 2004	Bob G. Scott, COO
(817) 877-2660

SUMMIT BANCSHARES REPORTS
FIRST QUARTER 2004 EARNINGS

Fort Worth, Texas - Summit Bancshares, Inc. (NASDAQ: SBIT), a community-oriented bank holding company in Fort Worth, with assets of $860 million, reported first quarter earnings today.  Philip E. Norwood, Chairman, President and Chief Executive Officer stated, “We are pleased to report positive financial performance of the Company for the first quarter of 2004.  Growth in the average balance of loans and deposits were 20.5% and 10.9%, respectively, compared to the first quarter of the prior year.  Net interest income increased 11.4% reflecting an 18.4% increase in earning assets over the prior year; however, the net interest margin declined 31 basis points from the first quarter of 2003.  As we have noted in the past, the Company is more sensitive to movements in market interest rates than most community banks.  In addition, because the Company has a somewhat larger funding base of non-interest bearing funds the current very low interest rate environment has a negative effect on the Company’s net interest income and net interest margin.  As market interest rates increase in the future the Company, because of its interest rate structure, will be in a position to benefit from the increase.”

He further stated, “As we reported in February, we are excited about the opportunity to acquire Arlington National Bank.  The addition of the Bank along with its staff will be a positive addition to the Company.  It is our plan to complete this transaction in the second quarter.”

Results of Operations

For the quarter ended March 31, 2004, net income was $2,451,000 compared to $2,433,000 for the same period in 2003.  Net income per diluted share was $0.39 for the three months ended March 31, 2004, the same as for the three months ended March 31, 2003.

Return on average assets and return on average stockholders’ equity for the first quarter of 2004 annualized were 1.22% and 14.06%, respectively.  The Company’s average stockholders’ equity-to-assets ratio of 8.7% for the quarter ended March 31, 2004, continues to reflect a strong capital position for the Company.

Financial Results

Net interest income for the first quarter of 2004 was $8,283,000 compared to $7,435,000 in the first quarter of last year.  Since the Company is somewhat more sensitive to market interest rate changes than other community banks due to its heavier commercial lending focus, the net interest margin declined to 4.36% for the quarter compared to 4.67% for the first quarter of the prior year reflecting the current very low market interest rate environment experienced by the Company.

In addition, the Company’s net interest margin was the same in the first quarter of this year compared to the last quarter of last year and was down one basis point from the margin recorded for the third quarter of last year.  It is positive that the margin was somewhat steady during this nine month period when the prime rate remained at a historically low rate of 4.00% and the Company’s fixed rate assets continued to reprice downward during this period.  The Company’s significant growth in assets in the period assisted in maintaining the margin.

The Company’s loans were $593 million at March 31, 2004, an increase of $104 million, or 21.2% from a year ago.  The March 31, 2004 deposits were $656 million, an increase of $69 million, or 11.8% at the same date of the prior year.  Stockholders’ equity at March 31, 2004, was $71.6 million compared to $66.6 million at March 31, 2003.

Non interest income of $1,567,000 reflected a $219,000, or 16.2%, increase for the first quarter compared to the same quarter in the prior year with positive increases in service charges on deposit accounts and a gain of $167,000 on the sale of foreclosed assets.  These increases were somewhat offset by lower mortgage origination fees and investment brokerage fees.

Non interest expenses of $5,530,000 for the first quarter of 2004 increased $733,000 compared to the first quarter of last year.  The increase in expense for the quarter reflected costs associated with the Company’s growth and included expenses related to the opening in June 2003 of the Hulen Branch, the expenses related to the relocation of the support staff, including administrative, operations and IT staff, to a new 34,000 sq. ft. facility in May of 2003 and the addition of several lenders and related staff in the last half of 2003.

Non-performing assets totaled $2.4 million or 0.41% of loans and foreclosed assets at March 31, 2004, compared to $2.4 million or .50% at March 31, 2003.  The allowance for loan losses was 1.40% of total loans and 346% of non-performing loans at March 31, 2004.  This level of allowance for loan losses is projected to provide for any anticipated loan losses.

The Company will host a conference call Tuesday, April 13th at 10:00 a.m. CT. To access the live call, please call (800)946-0716 and enter code 549970.  A toll free replay of the call will be available starting Tuesday, April 13th at 1:00 p.m. CT through midnight, April 27th by calling (888)203-1112 and entering code 549970.

Certain statements contained in this press release, which are not historical in nature, including statements regarding the company’s and/or management’s intentions, strategies, beliefs, expectations, representations, plans, projections, or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions for forward-looking statements contained in such Act.  We are including this statement for purposes of invoking these safe harbor provisions.  Forward-looking statements are made based on assumptions involving certain known and unknown risks and uncertainties, many of which are beyond the company’s control, and other important factors that could cause actual results, performance or achievements to differ materially from the expectations expressed or implied by such forward-looking statements.  These risk factors and uncertainties are listed from time to time in the company’s filings with the Securities and Exchange Commission, including but not limited to the annual report on Form 10-K for the year ended December 31, 2003.

Summit Bancshares, Inc. · 3880 Hulen Street, Ste. 300 · Fort Worth, Texas 76107
Telephone (817) 336-6817 · FAX (817) 877-2672 · Web Site: www.summitbank.net

SUMMIT BANCSHARES, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
			%
EARNINGS SUMMARY	2004	2003	Change

Interest income	$10,198	$9,251	10.2%
Interest expense	1,915	1,816	5.5%

Net interest income	8,283	7,435	11.4%
Provision for loan losses	605	300	101.7%
Service charges on deposits	906	758	19.5%
Gain on sale of investment securities	-	-	0.0%
Other income	661	590	12.0%
Salaries and benefits expense	3,368	2,905	15.9%
Occupancy and equipment expense	933	722	29.2%
Other expense	1,229	1,170	5.0%

Earnings before income taxes	3,715	3,686	0.8%
Provision for income taxes	1,264	1,253	0.9%

Net earnings	$2,451	$2,433	0.7%

Basic earnings per share	$0.40	$0.39	2.6%

Basic weighted average shares outstanding	6,152	6,166

Diluted earnings per share	$0.39	$0.39	0.0%

Diluted weighted average shares outstanding	6,346	6,276

	Average for Quarter Ended

BALANCE SHEET SUMMARY	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Total loans	$573,862	$537,635	$503,936	$499,545	$476,298
Total investment securities	187,988	205,162	199,367	165,600	170,609
Earning assets	767,274	746,066	718,601	676,834	648,193
Total assets	808,009	788,426	761,278	719,070	688,522
Noninterest bearing deposits	179,396	184,106	176,478	170,234	160,011
Interest bearing deposits	454,352	450,401	452,325	429,420	411,313
Total deposits	633,748	634,507	628,803	599,654	571,324
Other borrowings	101,349	82,160	61,199	48,866	48,012
Shareholders’ equity	70,116	68,399	68,273	67,739	66,253

	Average for Three Months Ended March 31,
			%
BALANCE SHEET SUMMARY	2004	2003	Change

Total loans	$573,862	$476,298	20.5%
Total investment securities	187,988	170,609	10.2%
Earning assets	767,274	648,193	18.4%
Total assets	808,009	688,522	17.4%
Noninterest bearing deposits	179,396	160,011	12.1%
Interest bearing deposits	454,352	411,313	10.5%
Total deposits	633,748	571,324	10.9%
Other borrowings	101,349	48,012	111.1%
Shareholders’ equity	70,116	66,253	5.8%

	Ending Balance

BALANCE SHEET SUMMARY	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Total loans	$593,271	$553,769	$517,994	$500,040	$489,352
Total investment securities	181,879	195,959	210,048	178,241	163,639
Total earning assets	818,393	751,063	728,766	693,257	653,066
Allowance for loan losses	(8,320)	(7,784)	(7,483)	(7,412)	(7,365)
Premises and equipment	12,755	12,920	13,237	13,391	11,652
Total assets	860,361	795,478	777,558	738,916	697,893
Noninterest bearing deposits	186,198	192,877	180,765	176,603	165,220
Interest bearing deposits	470,186	448,504	456,706	435,143	421,699
Total deposits	656,384	641,381	637,471	611,746	586,919
Other borrowings	129,691	82,234	69,230	55,627	41,317
Total liabilities	788,786	726,794	709,546	670,187	631,313
Shareholders’ equity	71,575	68,684	68,012	68,729	66,580

SUMMIT BANCSHARES, INC.
(Unaudited)
(Dollars in thousands)

NONPERFORMING ASSETS	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Nonaccrual loans	$2,405	$2,351	$1,514	$1,458	$2,226
Restructured loans	-	-	-	-	-
Other real estate & foreclosed assets	7	-	-	125	125
Accruing loans past due 90 days or more	-	55	-	14	80

Total nonperforming assets	$2,412	$2,406	$1,514	$1,597	$2,431

Total nonperforming assets as a percentage of loans and foreclosed assets	0.41%	0.43%	0.29%	0.32%	0.50%

	Quarter Ended

ALLOWANCE FOR LOAN LOSSES	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Balance at beginning of period	$7,784	$7,483	$7,412	$7,365	$6,706
Loans charged off	(137)	(163)	(24)	(272)	(80)
Loan recoveries	68	170	49	79	439

Net (charge-offs) recoveries	(69)	7	25	(193)	359
Provision for loan losses	605	294	46	240	300

Balance at end of period	$8,320	$7,784	$7,483	$7,412	$7,365

Allowance for loan losses as a percentage of total loans	1.40%	1.41%	1.45%	1.48%	1.50%

Allowance for loan losses as a percentage of nonperforming loans	345.95%	323.57%	494.39%	503.53%	319.38%

Net charge-offs (recoveries) as a percentage of average loans	0.01%	0.00%	-0.01%	0.04%	-0.07%

Provision for loan losses as a percentage of average loans	0.11%	0.05%	0.01%	0.05%	0.06%

	Quarter Ended

SELECTED RATIOS	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Return on average assets (annualized)	1.22%	1.21%	1.29%	1.37%	1.43%

Return on average equity (annualized)	14.06%	13.93%	14.38%	14.55%	14.89%

Average shareholders’ equity to average assets	8.68%	8.68%	8.97%	9.42%	9.62%

Yield on earning assets	5.36%	5.35%	5.38%	5.68%	5.81%

Cost of interest bearing funds	1.39%	1.38%	1.42%	1.62%	1.60%

Net interest margin (tax equivalent)	4.36%	4.36%	4.37%	4.53%	4.67%

Efficiency ratio	55.94%	59.29%	59.57%	56.74%	54.41%

End of period book value per common share	$11.63	$11.17	$11.04	$11.15	$10.81

End of period common shares outstanding	6,154	6,152	6,165	6,166	6,179

SUMMIT BANCSHARES, INC.
(Unaudited)
(Dollars in thousands)

	Three Months Ended

	March 31, 2004			March 31, 2003

YIELD ANALYSIS	Average Balance	Interest	Yield	Average Balance	Interest	Yield

Interest Earning Assets:
Federal funds sold, Repurchases, & Due from time	$5,424	$13	0.96%	$1,286	$4	1.18%
Investment securities (taxable)	181,189	1,718	3.79%	165,615	1,711	4.19%
Investment securities (tax-exempt)	6,799	89	5.24%	4,994	71	5.77%
Loans	573,862	8,414	5.90%	476,298	7,499	6.39%

Total Interest Earning Assets	767,274	10,234	5.36%	648,193	9,285	5.81%

Noninterest Earning Assets:
Cash and due from banks	25,136			25,639
Other assets	23,579			21,686
Allowance for loan losses	(7,980)			(6,996)

Total Noninterest Earning Assets	40,735			40,329

Total Assets	$808,009			$688,522

Interest Bearing Liabilities:
Transaction and money market accounts	$196,922	518	1.06%	$177,053	462	1.06%
Savings deposits	131,280	385	1.18%	116,568	397	1.38%
Certificates and other time deposits	126,150	738	2.35%	117,692	801	2.76%
Other borrowings	101,349	274	1.09%	48,012	156	1.32%

Total Interest Bearing Liabilities	555,701	1,915	1.39%	459,325	1,816	1.60%

Noninterest Bearing Liabilities:
Demand deposits	179,396			160,011
Other liabilities	2,796			2,933
Shareholders’ Equity	70,116			66,253

Total Liabilities and Shareholders’ Equity	$808,009			$688,522

Net Interest Income and Margin (tax equivalent)		$8,319	4.36%		$7,469	4.67%

SUMMIT BANCSHARES, INC.
(Unaudited)
(Dollars in thousands, except per share data)

LOAN PORTFOLIO	March 31, 2004%		March 31, 2003%

Commercial and industrial	$232,015	39.1%	$202,448	41.4%
Real estate:
Commercial	169,376	28.5%	135,353	27.7%
Residential	73,481	12.4%	53,388	10.9%
Construction and development	86,315	14.6%	64,679	13.2%
Consumer	32,084	5.4%	33,484	6.8%

Total loans (gross)	593,271	100.0%	489,352	100.0%
Unearned discounts	-	0.0%	-	0.0%

Total loans (net)	593,271	100.0%	489,352	100.0%

REGULATORY CAPITAL DATA	March 31, 2004	March 31, 2003

Tier 1 Capital	$69,626	$63,671
Tier 1 Ratio	11.01%	12.09%
Total Capital (Tier 1 + Tier 2)	$77,539	$70,264
Total Capital Ratio	12.26%	13.34%
Total Risk-Adjusted Assets	$632,617	$526,659
Tier 1 Leverage Ratio	8.62%	9.04%

OTHER DATA	March 31, 2004	March 31, 2003

Full Time Equivalent Employees (FTE’s)	219	207

Stock Price Range (For the Quarter Ended):
High	$32.15	$20.00
Low	$27.66	$18.86
Close	$30.10	$19.12